Exhibit 99.1

NEWS RELEASE

Release No. 105-03-09

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR RELEASE AT noon (ET) MONDAY, MARCH 2, 2009

LP Announces Commencement of Consent Solicitation for 8.875% Senior Notes Due 2010

NASHVILLE, Tenn. (March 2, 2009) – Louisiana-Pacific Corporation (LP) (NYSE:LPX) today announced that it has commenced a consent solicitation with respect to proposed amendments to the indenture governing its 8.875% Senior Notes Due 2010 (the “Notes”). The proposed amendments would delete certain restrictive covenants from the indenture governing the Notes that presently restrict the ability of (i) the Company to incur liens and security interests on its properties and assets and to enter into sale and lease-back transactions; (ii) the Company’s unrestricted subsidiaries to become restricted subsidiaries; and (iii) the Company to merge or consolidate with or into any other person or transfer all or substantially all of its assets to any other person unless certain conditions are satisfied.

The consent solicitation is subject to the terms and conditions set forth in LP’s Consent Solicitation Statement dated March 2, 2009, including the receipt of valid consents from the holders of not less than a majority in aggregate principal amount of the outstanding Notes, excluding Notes owned by LP or any affiliate of LP. The aggregate principal amount of the Notes outstanding is approximately $200 million. The consent solicitation will expire at 5:00 p.m., New York City time, on March 9, 2009 (as such date may be extended, the “Consent Deadline”).

Upon satisfaction or waiver of the terms and conditions of the consent solicitation, LP will pay a consent fee to the holders of the Notes whose valid consents are received by the tabulation agent prior to the Consent Deadline. The consent fee is equal to $5 in cash for each $1,000 in principal amount of the Notes with respect to which a holder of the Notes consents. LP reserves the right to withdraw the consent solicitation for any reason prior to the Consent Deadline.

This press release does not set forth all of the terms and conditions of the consent solicitation. Holders of the Notes should carefully read LP’s Consent Solicitation Statement and the accompanying materials for a complete description of all terms and conditions before making any decision with respect to the consent solicitation. LP does not make any recommendation as to whether or not any holder should consent to the proposed amendments. Additional information concerning the terms and conditions of the consent solicitation, and the procedure for delivering consents, may be obtained from any of the solicitation agents: Banc of America Securities LLC, by calling (888) 292-0070; Goldman, Sachs & Co., by calling (800) 828-3182; and RBC Capital Markets Corporation, by calling (212) 618-2205. Copies of the Consent Solicitation Statement and related documents may be obtained from the information and tabulation agent, D.F. King & Co., Inc., at 48 Wall Street, 22nd Floor, New York, New York 10005, (212) 269-5550.

SOURCE: Louisiana-Pacific Corporation (LP)

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